EXHIBIT 99.1

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 of Twist Beauty S.à r.l. & Partners S.C.A., and any amendments or supplements thereto, including the prospectus contained therein, as an individual to become a director of Albéa S.A. upon the conversion of Twist Beauty S.à r.l. & Partners S.C.A. into a public limited liability company to be named Albéa S.A., to all references to me in connection therewith and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

By:	/s/ TIMOTHY STUBBS

Name:	Timothy Stubbs

Date:	July 2, 2014